Exhibit-3.27

DEED OF INCORPORATION of:	mail address	P.O. Box 71170
1008 bd amsterdam
	office address	Fred, Roeskestraat 100
Argos Storage Netherlands B.V.,		1076 ed amsterdam
having its registered offices in Amsterdam	telephone	+31 20 578 57 85
	fax	+31 20 578 58 00
September 28, 2005	internet	www.loyensloeff.com
CONTENTS:
-	English office translation of the deed of incorporation of Argos Storage Netherlands B.V. (the “Company”), having its registered offices in Amsterdam, the Netherlands, executed before R. van Bork, civil law notary officiating in Amsterdam, the Netherlands, on September 28, 2005;

-	True Copy of the deed of incorporation of the Company;
-	Annex I: Power of attorney;

-	Annex II: Bank statement;

-	Annex III: Statement of No objections.
Loyens & Loeff N.V. is gevestigd te Rotterdam en staat ingeschreven in het handelsregister bij de Kamer van Koophandel en Fabrieken onder nummer 24370566. Uitsluitend Loyens & Loeff N.V. geldt als opdrachtnemer. Op haar dienstverlening zijn haar Algemene Voorwaarden van toepassing, waarin onder meer een beperking van de aansprakelijkheid en een aanwijzing van de bevoegde rechter is opgenomen. Deze Algemene Voorwaarden staan afgedrukt op de achterkant van deze pagina en zijn eveneens te raadplegen via www.loyensloeff.com. Deze voorwaarden zijn op 1 januari 2005 gedeponeerd ter griffie van de rechtbank te Rotterdam onder nummer 142/2004.
AMSTERDAM     •     ANTWERPEN   •   ARNHEM   •   BRUSSEL   •   EINDHOVEN   •   LUXEMBURG   •   ROTTERDAM   •   ARUBA CURACAO   •   FRANKFURT   •   GENEVE   •   LONDEN   •   NEW YORK   •   PARIJS   •   SINGAPORE   •   TOKIO   •   ZURICH

Execution Copy
INCORPORATION OF ARGOS STORAGE NETHERLANDS B.V.
This twenty-eighth day of September, two thousand five, there appeared before me, Rudolf van Bork, civil law notary, officiating in Amsterdam, the Netherlands:

Joyce Johanna Cornelia Aurelia Leemrijse, with office address at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, born in Eindhoven, the Netherlands, on the twelfth day of November, nineteen hundred and seventy, acting in this respect as authorized representative of:

Argos Storage IP (Singapore) Pte. Ltd., a private company limited by shares organized under the laws of the laws of the Republic of Singapore, having its registered offices in the Republic of Singapore and its office address at 8 Cross Street, #11-00 PWC Building, Singapore 048424, Republic of Singapore, registered with the Registry of Companies and Businesses of the Republic of Singapore under registration number 200512340C (the “Incorporator”).
Power of Attorney.
The authorization of the person appearing is evidenced by a written Power of Attorney attached to this deed (Annex I).
The person appearing has declared to hereby incorporate a private company with limited liability with the following:

ARTICLES OF ASSOCIATION:
Article 1. Definitions.
1.1	In these Articles of Association the following words shall have the following meanings:
a.	a “Share”:

a share in the capital of the Company;

b.	a “Shareholder”:

a holder of one or more Shares;

c.	the “Shareholders’ Body”:

the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

d.	a “General Meeting of Shareholders”:

a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

e.	“DRH-rights”:

the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital;

f.	the “Management Board”:

the management board of the Company;

g.	“in writing”:

by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

h.	the “Distributable Equity”:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

i.	a “Company Body”:

the Management Board or the Shareholders’ Body.
1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.
Article 2. Name and Official Seat.
2.1	The Company’s name is:

Argos Storage Netherlands B.V.

2.2	The official seat of the Company is in Amsterdam.
Article 3. Objects.
The objects of the Company are:
a.	to incorporate, to participate in any way whatsoever in, to manage and to supervise businesses and companies;

b.	to finance businesses and companies;

c.	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

d.	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

e.	to grant guarantees, to bind the company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

f.	to acquire, alienate, manage and exploit registered property and items of property in general;

g.	to trade in currencies, securities and items of property in general;

h.	to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

i.	to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.
Article 4. Authorized Capital.
4.1	The authorized capital of the Company equals ninety thousand euro (EUR 90,000).

4.2	The authorized capital of the Company is divided into ninety thousand (90,000) Shares with a nominal value of one euro (EUR 1) each.

4.3	All Shares shall be registered. No share certificates shall be issued.
Article 5. Register of Shareholders and Register of Depositary Receipt Holders.
5.1	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded. The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders.

5.2	Section 2:194 of the Dutch Civil Code applies to the register of Shareholders.

5.3	If depositary receipts for Shares are issued with the cooperation of the Company, the Management Board shall also keep a register of depositary receipt holders in which the names and addresses of all holders of depositary receipts for Shares are recorded. The register of depositary receipt holders may be part of the register of Shareholders.
Article 6. Issuance of Shares.
6.1	Shares may be issued pursuant to a resolution of the Shareholders’ Body. The Shareholders’ Body may transfer this authority to another Company Body and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares.

subject to the relevant limitations prescribed by law and the provision of Article 6.4.

6.4	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5	The provisions of Articles 6.1, 6.2, 6.3 and 6.4 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7	The full nominal value of each Share must be paid upon issuance.
Article 7. Own Shares; Reduction of the Issued Capital.
7.1	The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2	The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, but not in excess of the amount of the Distributable Equity.

7.3	The Company shall maintain a non-distributable reserve up to the outstanding amount of the loans referred to in Article 7.2.

7.4	The Shareholders’ Body may resolve to reduce the Company’s issued capital in accordance with the relevant provisions prescribed by law.
Article 8. Transfer of Shares.
8.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2	Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.
Article 9. Blocking Clause (approval Shareholders’ Body).
9.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder,

9.2	A Shareholder wishing to transfer one or more of his Shares (hereinafter: the “Applicant”) shall require the approval of the Shareholders’ Body for such transfer. The request for approval shall be made by the Applicant by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Applicant wishes to transfer such Shares, The Management Board shall be obliged to convene and to hold a General Meeting of Shareholders to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

9.3	Within a period of three months of the Shareholders’ Body granting the approval requested, the Applicant may transfer the total number of the Shares to which the request relates, and not part thereof, to the person or persons named in the request.

9.4	If:
a.	the Shareholders’ Body does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

b.	the approval has been refused without the Shareholders’ Body having informed the Applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the Shares to which the request for approval relates for payment in cash (hereinafter: “Interested Parties”).
the approval requested shall be considered to have been granted, in the event mentioned under a on the final day of the six week period mentioned under a. The Company shall only be entitled to act as an Interested Party with the consent of the Applicant.

9.5	The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Applicant and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce and Factories at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

9.6	Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares to which the request for approval relates they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.7	The Applicant may withdraw up to one month alter the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

9.8	All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting of Shareholders shall be made in accordance with the relevant provisions of these Articles of Association.

9.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:
a.	the Applicant if he withdraws;

b.	the Applicant and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.	the Company, in cases not provided for under a or b.
Article 10. Pledging of Shares and Usufruct in Shares.
10.1	The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2	On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

10.3	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Shareholders’ Body has approved the same and with due observance of the relevant provisions of the law.
Article 11. Depositary Receipts for Shares.
The Company may cooperate in the issuance of registered depositary receipts for Shares, but pursuant to a resolution to that effect of the Shareholders’ Body only. Each holder of such depositary receipts shall have the DRH-rights.
Article 12. Management Board Members.
12.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

12.2	Management Board members are appointed by the Shareholders’ Body.

12.3	A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time.

12.4	The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.
Article 13. Duties, Decision-making Process and Allocation of Duties.
13.1	The Management Board shall be entrusted with the management of the Company.

13.2	When making Management Board resolutions, each Management Board member may cast one vote.

13.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

13.4	Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

13.5	Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

13.6	The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.
Article 14. Representation; Conflicts of Interest.
14.1	The Company shall be represented by the Management Board. Each Management Board member shall also be authorized to represent the Company.

14.2	The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company. The authority of an officer thus appointed may not extend to any transaction where the Company has a conflict of interest with the officer concerned or with one or more Management Board members.

14.3	In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 14.1 shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.
Article 15. Approval of Management Board Resolutions.
15.1	The Shareholders’ Body may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2	The absence of approval by the Shareholders’ Body of a resolution as referred to in this Article 15 shall not affect the authority of the Management

Board or its members to represent the Company.
Article 16. Vacancy or Inability to Act.
If a seat is vacant on the Management Board (ontstentenis) or a Management Board member is unable to perform his duties (belet), the remaining Management Board members or member shall be temporarily entrusted with the management of the Company. If all seats in the Management Board are vacant or all Management Board members or the sole Management Board member, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the Shareholders’ Body.
Article 17. Financial Year and Annual Accounts.
17.1	The Company’s financial year shall be the calendar year.

17.2	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

17.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6 or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

17.7	The Shareholders’ Body shall adopt the annual accounts.

17.8	The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 18. Profits and Distributions.

18.1	The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body. If the Shareholders’ Body does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3	The Shareholders’ Body may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim distributions on Shares.

18.4	Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

18.5	Distributions on Shares may be made only up to an amount which does not exceed the amount of the Distributable Equity.

18.6	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.
Article 19. General Meetings of Shareholders.
19.1	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

19.2	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

19.3	Shareholders and/or persons with DRH-rights representing in the aggregate at least one-tenth of the Company’s issued capital may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.
Article 20. Notice, Agenda and Venue of Meetings.
20.1	Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Shareholders may be given by persons to whom voting rights to Shares accrue representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 19.3.

20.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

20.3	The notice of the meeting shall specify the subjects to be discussed Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 20.2.

20.4	A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders and/or persons with DRH-rights who individually or jointly represent at least one percent of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

20.5	The notice of the meeting shall be sent to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders and the register of depositary receipt holders.

20.6	General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented and each person with DRH-rights has been duly convened.
Article 21. Admittance and Rights at Meetings.
21.1	Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Shareholders and persons with DRH-rights may be represented in a meeting by a proxy authorized in writing.

21.2	At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3	The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders,

21.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.
Article 22. Chairperson and Secretary of the Meeting.
22.1	The chairperson of a General Meeting of Shareholders shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2	The chairperson of the meeting shall appoint a secretary for the meeting.
Article 23. Minutes; Recording of Shareholders’ Resolutions.
23.1	The secretary of a General Meeting of Shareholders shad keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.
23.2	The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records.
Article 24. Adoption of Resolutions in a Meeting.
24.1	Each Share confers the right to cast one vote.
24.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.
24.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote and each person with DRH-rights is present or represented.

24.5	In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.
Article 25. Adoption of Resolutions without holding Meetings.
25.1	Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 21.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.

25.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.
Article 26. Amendment of the Articles of Association.
The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting.
Article 27. Dissolution and Liquidation.
27.1	The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.
27.2	If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

27.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.
Article 28. Transitory Provision.
The first financial year of the Company shall end on the thirty-first day of December two thousand five. This article shall cease to exist after the end of the first financial year.
Final Statements.
Finally, the person appearing has declared:
a.	at the incorporation the issued Share capital amounts to eighteen thousand Euro (EUR 18,000), divided into eighteen thousand (18,000) Shares of one Euro (EUR 1) each, the numbers 1 through 18,000 (hereinafter: the “Issued Shares”). All of the Issued Shares are hereby subscribed for by the Incorporator. The Issued Shares are issued at par. The Issued Shares have been paid for in cash. Payment in foreign currency was permitted. The documents which must be attached by virtue of Section 2:203a of the Dutch Civil Code have been attached to this deed (Annex II). The Company hereby accepts the payments made for the Issued Shares.

b.	the first members of the management board are:
1.	Kenneth Yeh-Kang Hao, born in Brooklyn, New York, United States of America, on the eleventh day of September, nineteen hundred and sixty-eight, residing at 16 Farm Lane, Hillsborough, California 91010, United States of America;

2.	Adam Herbert Clammer, born in Laguna Beach, California, United States of America, on the twentieth day of August, nineteen hundred and seventy, residing at 1450 Green Street #8, San Francisco, California, United States of America; and

3.	Jean-Marc Pesnel, born in Dugny, France, on the twenty-seventh day of November, nineteen hundred and fifty-nine, residing at 25 rue Berthier, 78000 Versailles, France.
Declaration of No Objection.
The ministerial Declaration of no Objection was granted on the twenty-seventh day of September, two thousand five, under number B.V. 1339850, as stated in the written Declaration of the Ministry of Justice, which has been attached to this instrument (Annex III).
End.
The person appearing is known to me, civil law notary.
This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents, After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

NOTE ABOUT TRANSLATION
This is a fair English translation of the Deed of incorporation of:
Argos Storage Netherlands B.V., having its registered offices in Amsterdam, the Netherlands.
Argos Storage Netherlands B.V. (the “Company”) is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands. The Company has its office address at Naritaweg 165, Telestone 8, 1043 BW Amsterdam, the Netherlands. The Company is currently registered with the Commercial Register of the Chamber of Commerce and Industry for Amsterdam under number 34233884.
In preparing the English translation of the deed of incorporation of the Company, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the official Dutch text will by law govern. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.
Loyens & Loeff N.V.

Annex I
Power of attorney

POWER OF ATTORNEY
The undersigned, Argos Storage IP (Singapore) Pte. Ltd, (company number 200512340C), a private company limited by shares organized under the laws of the Republic of Singapore, having its registered offices at 8 Cross Street, #11-00 PWC Building, Singapore 048424, registered with the Registry of Companies and Businesses of the Republic of Singapore under registration number 200512340C (the “Company”),
1.	This power of attorney is governed by the laws of the Netherlands.

2.	In this instrument “Authorized Representative(s)” means any of the persons referred to in Clause 3 below.

3.	The Company hereby appoints each and any (deputy) civil law notary and paralegal of Loyens & Loeff N.V. as its Authorized Representative on its behalf and in its name or otherwise (acting jointly as well as separately), especially in order to:
a.	perform all acts and things and to sign and execute all deeds and documents which the Authorized Representative may consider necessary or advisable in connection with the incorporation of Argos Storage Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands (the “B.V.”) by the Company; and

b.	without prejudice to the generality of the preceding words, to sign and execute the notarial deed of incorporation of the B.V. for and on behalf of the Company, such in conformity with the draft notarial deed of incorporation prepared by Loyens & Loeff N.V..
4.	Each Authorized Representative is entitled to delegate this power of attorney, in full or in part, to a nominee appointed in writing at his own discretion.

5.	The Company hereby covenants and agrees to indemnify and to hold harmless any of the Authorized Representatives or any person(s) designated hereunder by them from and against any liability they or anyone of them might incur for any steps taken by them or anyone of them in connection with this power of attorney.
IN WITNESS WHEREOF, the Company has signed and executed this Power of Attorney on this ____ day of September 2005.
Duly signed for and on behalf of
Argos Storage IP (Singapore) Pte. Ltd.:

/s/ Adam Clammer
By: Adam Clammer
Its: Director
Place: Menlo Park, California
Date: ____ September 2005